Exhibit 10.19

THIRD AMENDMENT TO DEVELOPMENT,

LICENSE AND MARKETING AGREEMENT

This Third Amendment (the “Amendment”) to the Development, License and Marketing Agreement dated June 26, 1995, as amended, by and between Centaur Pharmaceuticals, Inc. and Astra AB (the “License Agreement”) is made this 18th day of June, 2002 by and between Centaur Pharmaceuticals, Inc., a Delaware corporation with its principal place of business at 1220 Memorex Drive, Santa Clara CA 95050-2812 (“Centaur”) and AstraZeneca AB, successor to Astra AB, a corporation organized and existing under the laws of Sweden, S-151 85 Sodertalje, Sweden (“AstraZeneca”). Unless otherwise provided, all capitalized terms herein shall have the meaning as set forth in the License Agreement, including any exhibits or amendments thereto.

WHEREAS, Centaur and AstraZeneca entered into a license agreement on June 26, 1995 (the “1995 License Agreement”);

WHEREAS, effective July 8, 1997, Centaur and AstraZeneca amended certain terms of the 1995 License Agreement in the Amendment to Development, License and Marketing Agreement Entered Into As Of June 26, 1995 And Made By And Between Astra AB And Centaur Pharmaceuticals, Inc. (the “1997 Amendment”), and further amended certain terms of the 1995 License Agreement by letter agreement dated September 18, 1997 (the “1997 Letter Agreement”).

WHEREAS, Centaur and AstraZeneca also entered into a Supply Agreement dated June 26, 1995 (the “Supply Agreement”); and

WHEREAS, the parties now desire to amend certain aspects of both the License Agreement and the Supply Agreement, particularly with regard to Centaur’s right to Co-Promote Licensed Product, Centaur’s right to manufacture Licensed Product, and Centaur’s right to receive certain royalties from AstraZeneca, given the changes contemplated by both this Amendment and the amendment to the Supply Agreement.

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

A.	Amendment of Terms of the License Agreement. The License Agreement is hereby amended as follows:

1.	Centaur Co-Promote Rights. The License Agreement is hereby amended so as to remove any Co-Promote rights for Centaur for any Licensed Product. Accordingly, Section 1.12, Section 2.4 and all of Section 8 (including Sections 8.1, 8.2 and 8.3) of the License Agreement are hereby stricken in their entirety. The final sentence of Section 2.1(a) is also stricken in its entirety.

[*]	CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES EXCHANGE ACT OF 1933, AS AMENDED.

2.	Right of First Negotiation.

2.1	Section 18.2 of the License Agreement is hereby amended to remove AstraZeneca’s right of first negotiation with respect to the development, manufacture or sale of any substance or product outside the Field but falling within the Central Nervous System (“CNS”) research area. For purposes of this License Agreement the CNS research area shall include the fields of psychiatry and neurology. Accordingly, Appendix 4 of the License Agreement is hereby deleted in its entirety, and the only obligation of Centaur hereafter with respect to products in the CNS research area is set forth in Section 2.2.

2.2	Notwithstanding Section 2.1 above, Centaur agrees that if it makes a decision to initiate discussions with any third party about partnering or otherwise affiliating with such third party regarding the development, manufacture or commercialization of products which are outside the Field but falling within the CNS research area, and which involve the use of spin trapping agents and derivatives and compositions thereof used as free radical scavengers (a “CNS Opportunity”), Centaur shall (i) upon initiating such discussion, inform AstraZeneca of its decision to do so and (ii) deliver to AstraZeneca copies of all information and materials that Centaur makes available to such third party in the course of initiating such discussions, as well as copies of all non-confidential information and materials that Centaur makes available to such third party at any time during discussions, at the same time (or reasonably thereafter) as Centaur makes such information and materials available to the third party. If after receiving such information, AstraZeneca indicates in writing that it would be interested in pursuing discussions with Centaur regarding the Centaur Opportunity, Centaur shall consider in good faith AstraZeneca’s interest in such CNS Opportunity. The obligations of notice and disclosure herein this Section 2.2 shall continue for the term set forth in Section 7.5 of the License Agreement.

3.	Alzheimer’s Project.

3.1

All product rights (including any patents or other proprietary rights) in the Field relating to the AP shall revert to Centaur upon execution of this Amendment; and all licenses to AstraZeneca in the License Agreement related to products in the Field relating to AP are hereby terminated. AstraZeneca has prepared and delivered to Centaur all reports required by Centaur and the reports have been accepted by Centaur in the form so delivered. The parties acknowledge that AstraZeneca has no further reporting obligations to Centaur; provided, however, that upon written request by Centaur, AstraZeneca shall provide Centaur with copies of any raw data and information arising from research in the AP. As of the date of this Amendment, AstraZeneca has returned to Centaur all compounds relating to the Alzheimer’s Project in amounts greater than one (1) gram per batch. Centaur hereby acknowledges that the foregoing provisions set forth all of AstraZeneca’s obligations to return any materials, compounds, data and information in connection with Centaur’s Alzheimer’s Project. Notwithstanding the foregoing, the parties hereto acknowledge that AstraZeneca may retain all materials, data and information prepared or used in connection with its evaluation of Centaur’s Alzheimer’s Project. In accordance with Article 16 of the License Agreement, all such materials, data and information retained by AstraZeneca shall be kept confidential and shall be distributed only to such employees, consultants or agents of AstraZeneca having a need to know such information in connection with the performance of their obligations to AstraZeneca.

3.2	Upon execution of this Amendment, Centaur shall deliver to AstraZeneca a list of all reports (the “Centaur Reports”) prepared by Centaur, any agent or representative of Centaur, or any contract research organization in connection with the Alzheimer’s Project. Upon written request by AstraZeneca, Centaur shall provide AstraZeneca with the full text of any Centaur Reports, including copies of any raw data and information arising from the AP. In accordance with Article 16 of the License Agreement, AstraZeneca shall keep all Centaur Reports, and the list of such Centaur Reports, confidential and shall distribute them only to such employees, consultants or agents of AstraZeneca having a need to know such information in connection with the performance of their obligations to AstraZeneca.

4.	Stroke Project.

4.1	In the event that AstraZeneca, its Affiliates and sublicensees cease entirely its development efforts of the compound known as NXY-059 for any reason or no reason, AstraZeneca shall relinquish to Centaur all of its rights under the License Agreement to the SP, including, in particular, NXY-059.

4.2	The definition of Stroke Project is hereby amended and restated in its entirety as follows:

“Stroke Project” or “SP” means development of spin trapping agents and derivatives and compositions thereof used as free radical scavengers and/or therapeutics for (i) acute treatment of stroke, (ii) prophylactic treatment of stroke, (iii) head trauma, (iv) multi-infarct dementia, and (v) pain associated with stroke, as further specified in the R&D Plans.

5.	Royalties.

5.1.	Royalties to Centaur. In addition to any other royalties to be paid by AstraZeneca to Centaur under the License Agreement, AstraZeneca shall pay to Centaur royalties (“Additional Royalties”) in the amount of [*] of global Net Sales of Licensed Product, in exchange for Centaur’s relinquishing its Co-Promote rights as set forth in Section 1 of this Amendment and agreeing to modify its manufacturing rights as set forth in Section 4 of the amendment to the Supply Agreement dated the date hereof. Computation and payment of the Additional Royalties shall be undertaken in accordance with Sections 7.7 and 7.9 of the License Agreement. AstraZeneca’s obligation to pay Centaur these Additional Royalties shall terminate in accordance with Section 7.5 of the License Agreement.

5.2.	Royalties to AstraZeneca.

a.	In exchange for relinquishing the right of first negotiation in Section 2 above, as well as in exchange for the development funding already provided by AstraZeneca to Centaur, Centaur shall pay to AstraZeneca royalties in the amount of [*] of global Net Sales (as defined in the License Agreement, except that, for purposes of this Section 5.2 it shall be deemed sales by Centaur) of any CNS Licensed Product marketed by Centaur or its licensee, sublicensee, co-marketer, co-promoter, acquirer or similar third party. The term “CNS Licensed Product” means a product incorporating as an active ingredient a compound based upon using spin trapping agents and derivatives and compositions thereof as free radical scavengers, for the treatment of neurological and psychiatric disorders, diseases or conditions other than Alzheimer’s disease or Stroke (as defined below).

b.

In exchange for relinquishing its product rights in the Field relating to the AP as set forth in Section 3 of this Amendment, Centaur shall pay to AstraZeneca royalties in the amount of [*] of global Net Sales of any AP Licensed Product marketed by Centaur or its licensee, sublicensee, co-marketer, co-promoter, acquirer or similar third party. The term “AP Licensed Product” means a product incorporating as an active ingredient a compound which is a spin trapping agent, derivative or composition thereof used as a free radical scavenger, for the treatment of Alzheimer’s disease. In the event AstraZeneca relinquishes its product rights in the Field relating to the SP at any time, Centaur shall pay to AstraZeneca royalties in the amount of [*] of global Net Sales of any SP Licensed Product marketed by Centaur or its licensee, sublicensee, co-marketer, co-promoter, acquirer or similar third party. The term “SP Licensed Product” means a product incorporating as an active ingredient a compound based upon using spin trapping agents and derivatives and compositions thereof as free radical scavengers, for (i) acute treatment of stroke, (ii) prophylactic treatment of stroke, (iii) head trauma, (iv) multi-infarct dementia, and (v) pain associated with stroke, as further specified in the R&D Plans (the preceding clauses (i) through (v) are herein collectively referred to as “Stroke”).

c.

The royalties payable to AstraZeneca under Sections 5.2.a. and 5.2.b. on Centaur Licensed Products shall be computed and paid in accordance with the methodologies set forth in Section 7.7 of the License Agreement. The term “Centaur Licensed Products” means, collectively, CNS Licensed Products, AP Licensed Products and SP Licensed Products. Centaur’s obligation to pay AstraZeneca royalties on Centaur Licensed Products under Sections 5.2.a. and 5.2.b. shall terminate after the same duration as described in Section 7.5 of the License Agreement; provided, however, that for purposes of clarification the parties recognize that “Centaur Patents” as used in such Section 7.5 shall mean any patents owned or licensed to Centaur or under which Centaur has the right to grant licenses to AstraZeneca during the Term of this License Agreement, whether such patent applications were filed prior to or subsequent to the execution of this Amendment, if such patents claim spin trapping agents and derivatives and compositions thereof used as free radical scavengers. For purposes of clarification, the parties acknowledge that no more than one royalty payment shall be due with respect to a particular Centaur Licensed Product in the event it is marketed for more than one indication. In countries where a license to the Centaur Patents is not necessary to manufacture, use or sell a particular Centaur Licensed Product without infringing the Centaur Patents, the royalties payable to AstraZeneca under Sections 5.2.a. and 5.2.b. shall be [*] of the applicable global Net Sales. AstraZeneca shall have audit rights equivalent to those provided to Centaur in Section 7.9 of the License Agreement. Additionally, Centaur shall, upon request of AstraZeneca, provide AstraZeneca with copies of any data, reports or evaluations prepared with any third party in connection with the computation of any royalties. Centaur shall also be obliged to maintain all records necessary to verify the royalty payments to

AstraZeneca in a fashion similar to that required by AstraZeneca under Section 7.8 of the License Agreement.

d.	It is expressly understood that no royalties on Centaur’s compound known as CPI 1189 are owed under the License Agreement or hereunder.

B.	Ratification. In all other respects, the License Agreement remains in full force and effect and the parties do hereby ratify the remaining terms and provisions thereof; except to the extent any remaining terms are inconsistent with the terms of this Amendment, in which event they shall be construed in a manner consistent with the parties’ intent as set forth in this Amendment.

IN WITNESS WHEREOF, the parties have caused this Amendment to the Development, License and Marketing Agreement to be executed by their duly authorized representatives as of the day and year first written above.

CENTAUR PHARMACEUTICALS, INC.		ASTRAZENECA, A.B.

By:		By:
	John Walker Chairman and Interim Chief Executive Officer		Glenn Engelmann Authorized Signatory

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